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                                                                    Exhibit 99.1


                    Media Contact: Neil Geary (203) 863-1073

                      TENNECO INC. ADOPTS QUALIFIED OFFER
                       RIGHTS PLAN AND DECLARES DIVIDEND
                        DISTRIBUTION OF PREFERRED STOCK
                                PURCHASE RIGHTS

GREENWICH, Conn., September 9, 1998 - Tenneco announced today that its Board of Directors adopted a new "qualified offer" rights plan and established an independent Board committee to review the plan every three years.

"With its 'qualified offer' provisions, the plan adopted today is significantly different from Tenneco's former plan," said Dana G. Mead, Tenneco chairman and chief executive officer. "Under this new plan, the rights will not become exercisable in connection with a 'qualified offer,' which is an all-cash tender offer for all outstanding common stock that is fully financed, remains open for a period of at least 60 business days, assures a prompt second-step acquisition of shares not purchased in the initial offer at the same price as the initial offer, and meets certain minimum tender and other requirements. Additionally, the Board established a 'TIDE' (Three-Year Independent Director Evaluation) mechanism under which an independent Board committee will review the plan every three years and, if it deems it appropriate, recommend that the full Board modify or terminate the plan."

Under the new plan, if a person becomes the beneficial owner of 20 percent or more of the outstanding common stock of the company, other than pursuant to a "qualified offer" or under certain other limited circumstances, each right will entitle its holder to purchase, at the right's exercise price, a number of shares of common stock having a market value of twice the right's exercise price. Rights held by the 20 percent holder will become void and will not be so exercisable. If the company is acquired in a merger or other business combination transaction after a person becomes the beneficial owner of 20 percent or more of the company's common stock, each right will entitle its holder to purchase, at the right's then-current exercise price, a
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number of the acquiring company's common shares having a market value at that time of twice the right's exercise price.

Mead added that, "the rights are not being distributed in response to any specific effort to acquire the company. The rights are designed to assure that all shareowners of the company receive fair and equal treatment in the event of any proposed takeover of the company and to guard against two-tier or partial tender offers, open market accumulations and other tactics designed to gain control of the company without paying all shareowners a full and fair price. The rights are designed to deal with the possibility of unilateral actions by hostile acquirors that could deprive the Board of Directors and shareowners of their ability to determine the destiny of the company and obtain the highest price for their common stock."


In connection with adopting the plan, the Board also declared a dividend distribution of one preferred share purchase right on each outstanding share of its common stock. Each right will entitle shareowners to buy one one-thousandth of a share of newly created Series B Junior Participating Preferred Stock of the company at an exercise price of $130.00. The dividend distribution will be payable to shareowners of record as of the close of business on September 21, 1998.

The rights will expire in 10 years, unless sooner terminated. The rights distribution is not taxable to shareowners. Details of the rights plan are outlined in a letter from Mead, which will be mailed to all shareowners.

Tenneco is an $8 billion global manufacturing company headquartered in Greenwich, Conn., with 50,000 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walter(R) global brand names. Among its products are Sensa-Trac(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax performance exhaust products, and Monroe(R) Clevite(TM) vibration control components. Tenneco Packaging is among the world's leading and most diversified packaging companies. Among its products are Hefty(R) trash bags, Hefty OneZip(R) and Baggies(R) food storage bags, E-Z Foil(R) single-use aluminum cookware and Hexacomb(R) paper honeycomb products.